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WILMER CUTLER PICKERING
   HALE AND DORR LLP


December 10, 2004


Pioneer Bond Fund
60 State Street
Boston, MA 02109

Safeco Managed Bond Trust
5069 154th Place N.E.
Redmond, Washington 98052


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization (the "Agreement") made as of October 29, 2004 by and between Pioneer Bond Fund, a Delaware statutory trust, on behalf of its sole series, Pioneer Bond Fund ("Acquiring Fund"), and Safeco Managed Bond Trust, a Delaware statutory trust, on behalf of its series, Safeco Intermediate-Term Bond Fund ("Acquired Fund"). Pursuant to the Agreement, Acquiring Fund will acquire all of the assets of Acquired Fund in exchange solely for (i) the assumption by Acquiring Fund of all of the Assumed Liabilities, as defined in the Agreement (the "Acquired Fund Liabilities"), and (ii) the issuance of Investor Class shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") to Acquired Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to the shareholders of Acquired Fund and the termination of Acquired Fund (the foregoing together constituting the "Transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

In rendering this opinion, we have examined and relied upon (i) the prospectuses for Acquiring Fund dated October 28, 2004; (ii) the statement of additional information for Acquiring Fund dated October 28, 2004; (iii) the prospectus for Acquired Fund dated April 30, 2004, as supplemented on August 2, 2004 and August 3, 2004; (iv) the statement of additional information for Acquired Fund dated April 30, 2004, as revised on August 19, 2004; (v) the Notice of Meeting of Shareholders Scheduled for December 8, 2004 and the accompanying proxy statement and prospectus on Form N-14 (the "Proxy Statement"); (vi) the Agreement; (vii) the tax representation certificates delivered pursuant to the Agreement and relevant to this opinion (the "Representation Certificates"); and (viii) such other documents as we deemed necessary or relevant to our analysis.

In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement and to any other documents examined by us have

    BALTIMORE     BEIJING     BERLIN     BOSTON     BRUSSELS     LONDON
MUNICH     NEW YORK     NORTHERN VIRGINIA     OXFORD     WALTHAM     WASHINGTON

Pioneer Bond Fund
Safeco Managed Bond Trust
December 10, 2004
Page 2

acted, and will act, in accordance with the terms of such Agreement and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Certificates are, on the date hereof, and will be, at the consummation of the Transaction, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the knowledge and belief" (or similar qualification) of any person or party is, and at the consummation of the Transaction will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently any of the above assumptions or representations.

The conclusions expressed herein represent our judgment regarding the proper treatment of the Transaction under the income tax laws of the United States based upon the Code, case law, Treasury Regulations, and the rulings and other pronouncements of the Internal Revenue Service (the "Service") in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the consummation of the Transaction or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the consummation of the Transaction in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Transaction set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the Transaction or any other action (including any action taken in connection with the Transaction).

On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that the acquisition by Acquiring Fund of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of Acquiring Fund Shares to Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. No opinion is expressed or implied regarding the tax consequences of any other aspects of the Transaction except as expressly set forth above.

Pioneer Bond Fund
Safeco Managed Bond Trust
December 10, 2004
Page 3

This opinion is being delivered to you solely in connection with the closing condition set forth in Section 8.5 of the Agreement. This opinion is intended solely for the benefit of you and the shareholders of the Acquired Fund and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.



                                          Very truly yours,

                                          WILMER CUTLER PICKERING
                                          HALE AND DORR LLP


                                          By:  /s/ Roger M. Ritt, Partner
                                               --------------------------
                                               Roger M. Ritt, Partner